Exhibit 99.1

QEP Resources, Inc.
Notice to Directors and Executive Officers

To:        QEP Board of Directors and Executive Officers
Date:        March 7, 2013
Subject:    Blackout Period for QEP Common Shares

As you know, QEP is changing its Employee Investment Plan Trustee from Wells Fargo Bank to Fidelity Investments. Consequently, a blackout period is required for the QEP Stock Fund in the QEP Employee Investment Plan. During the blackout period, you will be prohibited from purchasing, selling or otherwise acquiring or transferring QEP common shares (or any derivative security such as a QEP stock option).

The blackout period will begin on March 25, 2013 and is estimated to last until the week of April 15, 2013.

The blackout period for directors and executive officers is required under Section 306(a) of the Sarbanes-Oxley Act, which prohibits directors and executive officers of an issuer from trading in the issuer's equity securities during any period when employees are unable to purchase or sell issuer equity securities held in 401(k) or similar plans. A 401(k) blackout period is usually imposed for administrative reasons such as a change in recordkeeper.

If you have any questions about this notice and the required trading restriction, including whether the blackout period has begun or ended, you may obtain information, by contacting QEP Resources, Inc. Attention, Abigail L. Jones, 1050 17th Street, Suite 500, Denver, CO 80265, telephone: 303-394-4828, to obtain information about the actual beginning and ending dates of the blackout period during the blackout period and for a two-year period thereafter.